Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-220883 on Form S-4 of our reports dated November 14, 2017, relating to the consolidated financial statements of Rockwell Collins, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended September 29, 2017, and to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte and Touche LLP

Chicago, Illinois

December 4, 2017